Exhibit 12
WILLAMETTE INDUSTRIES, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLAR AMOUNTS IN THOUSANDS)


                                                                      Three Months Ended
                                     Year Ended December 31,                March 31,
                           -------------------------------------------  ----------------
                             1992     1993     1994     1995     1996     1996     1997
                           -------  -------  -------  -------  -------  -------  -------
Fixed Charges:
 Interest cost           $  73,776   79,194   80,807   77,237  103,338   16,631   32,635
 One-third rent
  expense                    4,495    4,819    5,227    5,976    6,906    1,612    1,810
                            ------  -------  -------  -------  -------  -------  -------

Total Fixed Charges      $  78,271   84,013   86,034   83,213  110,244   18,243   34,445
                         =========  =======  =======  =======  =======  =======  =======


Add (Deduct):
 Earnings before
  income taxes           $ 129,452  189,168  288,923  823,804  306,086  118,914   21,206
 Interest capitalized       (7,354) (15,904)  (9,294)  (6,187) (10,534)  (2,545)  (3,492)
                            ------  -------  -------  -------  -------  -------  -------


Earnings for
 Fixed Charges           $ 200,369  257,277  365,663  900,830  405,796  134,612   52,159
                         =========  =======  =======  =======  =======  =======  =======


Ratio of Earnings to
    Fixed Charges             2.56     3.06     4.25    10.83     3.68     7.38     1.51
                         =========  =======  =======  =======  =======  =======  =======

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